Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Document on Form S-1 of SCWorx Corp. (the “Company”) of our report dated September 23, 2024, relating to our audit of the financial statements of the Company for the period January 1 to December 31, 2023 and 2022. We also consent to the reference to us under the caption “Experts” in the S-1.

Tampa, Florida

February 13, 2025